Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendments to the Registration Statements on Form S-3 (File Nos. 333-223195, 333-223563 and 333-213866) of our reports dated July 27, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, appearing in CytoDyn Inc.’s Annual Report on Form 10-K and 10-K/A for the year ended May 31, 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ Warren Averett, LLC

Birmingham, AL

November 19, 2018